Employment Agreement

This Employment Agreement (the "Agreement") dated September 1, 2020 (the "Effective Date") is between Get Real USA, Inc. a Nevada corporation having its principal place of business at 38276 Pine Creek Place, Murrieta, California (the "Company"), and **Robert Keller**, an individual (the "Employee.")

Background

The Company and Employee desire that The Company employ Employee as its President ("President"). Accordingly, the parties agree as follows:

Agreement

1. **EMPLOYMENT**. The Company hereby agrees to employ Employee and Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth.

2. **TERM**. For purposes of this Agreement, "Term" shall commence on the Effective Date and continue until terminated by either party in accordance with Section 6 this Agreement.

3. **COMPENSATION**. Effective September 1, 2020:

a. **Salary**. Employer agrees to pay Employee an salary of two hundred forty thousand dollars ($240,000) per annum payable in accordance with the Employer's standard payroll practices and procedures.

b. **Incentive Stock Options**. At a time in which the Company adopts and Stock Incentive Plan, or similar, Employee shall be eligible to participate in the Plan during the term of employment as determined by the Company's Board of Directors. The grant of any options is subject to the Board of Directors approval.

c. **Restricted Common Stock Grant.** In consideration for the services Employee shall provide to the Company as President, the Company and GTRL hereby grants and issues to Employee one million two hundred fifty thousand (1,250,000) shares of common stock of the Company (the "Shares"). The Shares are not registered with the Securities and Exchange Commission and the Company has no obligation to register the Shares. The Shares are considered fully-paid and non-assessable as of the Effective Date.

4. **EMPLOYEE BENEFITS.** The Company and Employee agree as follows:

a. **General Benefits**. Employee shall be entitled to participate in the Company's health insurance plan and such other health or welfare benefit plans as the Company may adopt in the same manner as other members of the Company's senior management team. Employee acknowledges that the level of awards or other participation in certain of such plans is subject to the discretion of the Company.

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b. **Business Expenses.** In performing Employee's duties and obligations under this Agreement, the Company shall reimburse Employee for such expenses on a monthly basis, upon submission by Employee of appropriate receipts, vouchers or other documents, all in accordance with the Company's expense reimbursement policy. Should Employee be required to travel for performance of services for Company or any of its subsidiaries, such travel expenses shall be either paid for or reimbursed by Company.

c. **Vacation**. Employee shall be entitled during each calendar year during the Term of this Agreement to a vacation of four (4) weeks (pro-rated for any partial year) during which time Employee's compensation will be paid in full. No more than two (2) weeks of unused vacation time can be carried over to a subsequent calendar year.

5. **DUTIES/SERVICE**

a. **Position.** Employee is employed as President and shall perform such services and duties as are defined in Addendum A, Job Description, attached hereto, and as are normally associated with such position, subject to the direction and supervision of the Board of Directors of the Company.

b. **Place of Employment**. The place of Employee's employment and the performance of Employee's duties will be at the Company's corporate headquarters or at such location as mutually agreed upon by the Company and Employee.

6. **TERMINATION**. Employee shall be an at-will employee and either the Company or Employee will be entitled to terminate the employment relationship for any reason or for no reason, with or without cause and with or without notice.

7. **RETURN OF THE COMPANY PROPERTY**. Employee agrees that upon any termination of his employment, Employee shall return to the Company within a reasonable time not to exceed two (2) weeks, any of the Company's property in his possession or under his control, including but not limited to, computer/office automation equipment, records and names, addresses, and other information with regard to customers or potential customers of the Company with whom Employee has had contact or done business.

8. **NOTICES**. All notices, required and demands and other communications hereunder must be in writing and shall be deemed to have been duly given when personally delivered or when placed in the United States Mail and forwarded by Registered or Certified Mail, Return Receipt Requested, postage prepaid, when forwarded via reputable overnight carrier, addressed to the party to whom such notices is being given at the following address, or by facsimile or electronic mail, with acknowledgement of receipt by the receiving party by the same means of transmission, to the addresses set forth in the preamble, subject to changes made by either party in accordance with this Paragraph 9.

9. **MISCELLANEOUS**.

a. **Entire Agreement.** This Agreement the Addendums hereto contain the entire agreement of the Parties and supersedes and terminates any previous agreements whether written or oral between the Company and Employee. This Agreement may not be altered, amended or modified except in writing duly executed by both of the Parties

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b. **Assignment.** Neither party, without the written consent of the other party, can assign this Agreement. Notwithstanding the foregoing, the Company may assign this Agreement to an entity that acquires the business of the Company, whether by asset purchase, stock purchase, merger or otherwise, subject to the assumption of this Agreement by the acquiring entity.

c. **Binding**. This Agreement shall be binding upon and inure to the benefit of the Parties, their personal representative, successors and assigns and in the event of any subsequent merger, consolidation, or similar transaction by the Company, all rights of Employee shall continue and remain enforceable, at Employee's election against any said successor or assign.

d. **No Waiver**. The waiver of the breach of any covenant or condition herein shall in no way operate as a continuing or permanent waiver of the same or similar covenant or condition.

e. **Severability.** If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way. The Parties hereto agree to replace any invalid provision with a valid provision which most closely approximates the intent of the invalid provision.

f. **Interpretation**. This Agreement shall not be construed more strongly against any party hereto regardless of which party may have been more responsible for the preparation of Agreement.

g. **Governing Law**. This Agreement shall be governed by and construed under the laws of the State of California, without reference to the choice of law principles thereof.

h. **Arbitration.** Any dispute or claim arising to or in any way related to this Agreement shall be settled by binding arbitration in San Diego, California, but any dispute or controversy arising out of or interpreting this Agreement shall be settled in accordance with the laws of the State of California as if this Agreement were executed and all actions were performed hereunder within the State of California. All arbitration shall be conducted in accordance with the rules and regulations of the American Arbitration Association ("AAA"). AAA shall designate an arbitrator from an approved list of arbitrators following both Parties' review and deletion of those arbitrators on the approved list having a conflict of interest with either party. Each party shall pay its own expenses associated with such arbitration and except for the Company's obligations under the Securities Exchange Act of 1934, the Parties agree to keep all such matters confidential. A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter has arisen and in no event shall such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations. The decision of the arbitrators shall be rendered within 60 days of submission of any claim or dispute, shall be in writing and mailed to all the Parties included in the arbitration. The decision of the arbitrator shall be binding upon the Parties and judgment in accordance with that decision may be entered in any court having jurisdiction thereof.

The only claims or disputes excluded from binding arbitration under this Agreement are the following. any claim by Employee for workers' compensation benefits or for benefits under an the Company plan that provides its own arbitration procedure; and any claim by either party for equitable relief, including but not limited to, a temporary restraining order, preliminary injunction or permanent injunction against the other party.

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i. **Titles**. Titles to the sections of this Agreement are solely for the convenience of the Parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this Agreement.

j. **Counterparts**. This Agreement may be executed in counterparts, each of which shall be deemed an original, but together which shall constitute one and the same instrument.

[Signature page follows]

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Authorized representatives of the Parties have executed this Agreement as of the day and year first written above.

The Company.
GET REAL USA, INC.
a Nevada corporation

By ______________________
Aslo Taylor

Employee.
Robert Keller

____
(signature)

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ADDENDUM A

JOB DESCRIPTION

Job Title.	President
Department.	Executive
Reports To.	President and Board of Directors

SUMMARY

The President ("President"), has primary responsibility for directing the operational departments of the organization which typically include, policies and strategic direction for the company, both for the near term and for the foreseeable future. It's responsibility to ensure the company follows its mission, policies and procedures that are in place, and is profitable. The President expects her team of executives to guide and oversee their departments and the managers who report to them, so they stay on track towards reaching their agreed upon goals.
The President is accountable for all business operations.

The President establishes and communicates the management style, corporate culture, business philosophy and ethical values by which the Company will operate.

The President manages and directs the Company by performing the following duties personally or through subordinate managers.

ESSENTIAL DUTIES AND RESPONSIBILITIES include the following- Other duties may be assigned:

Long-range, strategic planning.
-Develop, enforce and reevaluate company policies and procedures.
-Analyze budgets and financial reports regularly.
-Continually plan ways to increase the company's profitability and stay on top of progress.
-Create and maintain relationships with bankers and other community and industry leaders.
-Review and advise on contracts.
-Look for opportunities for investment/investors, partnerships, alliances and mergers.
-Display leadership posture and decision-making skills to lead the company with confidence.
-Be knowledgeable of, and pay attention to, tax liabilities, implications and exemptions of company actions.
-Report to the board of directors and preside at board meetings.